Exhibit 3.5
State of Delaware
Secretary of State
Division of Corporations
Delivered 07:49 AM 02/10/2011
FILED 07:49 AM 02/10/2011
SRV 110137913 – 3493450 FILE

CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
OF SERIES B CONVERTIBLE PREFERRED STOCK OF
PEGASUS T'EL, INC.

(Pursuant to Section 151 of the Delaware General Corporation law)

The Certificate of Incorporation of Pegasus Tel, Inc., a Delaware corporation (the "Company''), authorizes the designation and issuance of an aggregate of 10,000,000 shares of preferred stock in one or more series with all rights and privileges determined by Board of Directors of the Company (the "Board of Directors” or the "Board").  On August 4, 2008, the Company filed a Certificate of Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware thereby designating 2,000,000 shares of preferred stock as Series A Convertible Preferred Stock, with a face value of $0.0001 per share (the “Series A Preferred Stock”).  On August 15, 2008, The Company issued an aggregate of 1,800,000 shares of Series A Preferred Stock.  On August 18, 2008 and pursuant to the Certificate of Designation of the Series A Preferred Stock, the Company converted all of the outstanding 1,800,000 shares of Series A Preferred Stock into an aggregate of 18,000,000 shares of the Company’s Common Stock.  No other shares of Series A Preferred Stock were issued.  As a result, all outstanding shares of Series A Preferred Stock were Cancelled.

The Company hereby certifies that the Board of Directors of the Company (the "Board of Directors:" or the ''Board"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has authorized and directed by resolutions duly adopted and hereby (i) cancels the designation of the remaining 200,000 shares designated as Series A Preferred Stock so that no shares of preferred stock are currently designated or issued, and (ii) authorizes a series of the Company's previously authorized 10,000,000 shares of preferred stock, par value $0.0001 per share (the "Pre erred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series B Convertible Preferred Stock” (the ''Preferred Stock") and the number of shares initially constituting such series shall be Ten Million (10,000,000) shares.

SECTION 2.  DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

    (a)    "Business Day" means a day in which a majority of the banks in the State of New York in the United States of America are open for business.

    (b)    “Certificate of Amendment” means a Certificate of Amendment to the Company's Certificate of incorporation filed with the Secretary of State of Delaware, to effect the Reverse Split of its outstanding Common Stock.

    (c).     ''Common Stock'' means the Company's US $0.0001 par value common stock.

    (d)     ''Effective Date" shall mean the later to occur of (a) the date the Certificate of Amendment become effective with the Secretary of State of Delaware; and (b) the date the Reverse Split is effected with the Transfer Agent.

    (e)    "Holder'" shall mean the person or entity in which the Preferred Stock is registered on the books of the Company, which shall initially be the persons or entities which receive the Preferred Stock pursuant to, or as contemplated by the Share Purchase and Exchange Agreement between the Company, China Digital Image Organization Co., Limited (''China Digital"), the shareholders of China Digital, Joseph C. Passalaqua, Mary Passalnqna and Carl B. Worboys and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder in writing.

    (f)     "Restricted Shares" means shares of the Company's Common Stock which are restricted from being transferred by the holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state Securities laws (including investment suitability standards, which shares shall bear one of the following restrictive legends (or one substantially similar)):

"'The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act.  The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (if) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

OR

'"THE SECURITIES ARB BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF l933.AS AMENDED ("SECURITIES'ACT")) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT."

"TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

    (g)     "Reverse Split" means a reverse stock split of the Company's outstanding shares of Common Stock in a ratio (the "Reverse Spilt Ratio") of One to Two Hundred Fi1ty (1:250), which has been approved by a majority of the Company's voting shares (which includes the voting rights of the Preferred Stock) subsequent to a Validly filed Schedule 14A or Schedule 14C Information Statement filing.

    (h)     "US $" means United States Dollars. Unless otherwise stated all dollar amounts disclosed in this Designation shall be in United States Dollars.

SECTION 3. LIQUIDATION PREFERENCE. The Holders of the Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. CONVERSION RIGHTS. The Preferred Stock shall have the following conversion rights (the ''Conversion Rights"):

    (a)    Automatic Conversion.

       (i)     Upon the Effective Date of the Reverse Split (the "Automatic Conversion Date"), each share of Preferred Stock will automatically convert into shares of the Company's post-Reverse Split Common Stock (the "Automatic Conversion'').at the rate of 1.49025 post-Reverse Split shares of the Company's Common Stock for each One (1) share of Preferred Stock held by each Holder (the Conversion Rate"), without any required action by the Holder thereof. As soon as practicable after the Automatic Conversion, each stock certificate (if any) evidencing ownership of the Preferred Stock Shares (the “Preferred Stock Certificate(s)"), shall be surrendered to the Company for exchange by the Holders thereof. Upon receipt of the Preferred Stock Certificates, duly endorsed, or certifications confirming the ownership of such Preferred Stock, the Company (itself or through its transfer agent) shall promptly issue to the exchanging stockholder that number of shares of Common Stock Issuable upon conversion) of such shares of Preferred Stock being converted, under the Conversion Rate (the "Conversion Shares'').  All Common Stock issued to the exchanging stockholders will be issued as Restricted Shares.

       (ii)     In the event that the Preferred Stock Certificates are not surrendered to the Company within Five (5) 'Business Days of the Automatic Conversion Date, each Preferred Stock Certificate shall Shares shall be issued to the prior Holders of the Preferred Stock Certificates pursuant to and in connection with the Conversion Rate and mailed to such Holders at their address of record as provided by such Holders to the Company. All Common Stock issued to the exchanging stockholders will be issued as Restricted Shares.

    (b)     Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

    (c)    No Impairment. The Company will not through any reorganization, transfer of assets, merger; dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in Section 4 shall prohibit the Company from amending its Articles of incorporation with the requisite consent of its stockholders and the Board of Directors.

    (d)    Fractional Shares. If any conversion of Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating an individual stockholder's shares of Preferred Stock being converted pursuant to the Automatic Conversion), such fractional shares shall be rounded to one whole share of Common Stock.

    (e)    Reservation of Stock Issuable Upon Conversion. Following the Reverse Split, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number- of its shares of Common Stock as shall be sufficient to effect conversion of all of the then outstanding shares of the Preferred Stock.

SECTION 5. VOTING.

The shares of Preferred Stock shall have the same voting rights as those accruing to the Common Stock and shall vote that number of voting shares as are issuable upon conversion of such Preferred Ratio divided by the Reverse Split Ratio (to retroactively take into account the Reverse Split). For example, assuming One Hundred (100) shares of Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, shall vote a total of Thirty Seven Thousand Two Hundred and Fifty Seven (37,257) voting shares - The One Hundred (100) Preferred Stock shares multiplied by the Conversion Ratio (1.49025) divided by the Reverse Split (l/250) - Thirty Seven Thousand Two Hundred and Fifty Seven (37,257). The voting rights of the Preferred Stock shall be applicable regardless of whether the Company has a sufficient number of authorized but unissued shares of Common Stock then available to affect an Automatic Conversion. Each holder of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together- with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

SECTION 6. DIVIDENDS. The holders of the Preferred Stock shall not be entitled to receive dividends paid on the Common Stock ·and the Preferred Stock shall not accrue any dividends.

SECTION 7. REDEMPTION RIGHTS. The shares of Series B Preferred Stock shall not have or be subject to any redemption rights.

SECTION 8. PROTECTIVE PROVISIONS.

Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Company shall not without first obtaining the approval a majority of the then outstanding shares of Preferred Stock, voting together as a class;

    (a)     Increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred Stock;

    (b)     Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock, including a reverse stock split (other than the Reverse Split), but excluding a stock Split, so long as the Series B Preferred Stock’s Conversion Rights are not diminished in connection therewith;

    (c)     Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares .into shares of Series B Preferred Stock other than as provided herein or in any Share Exchange Agreement or related document entered into between the Company and the Holders; or

    (d)     Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

SECTION 9. PREEMPTIVE RIGHTS. Holders of Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in .respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS. The Company shall mail to all holders of Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES. In addition to any other means of notice provided by Jaw or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the Holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing in the books of the Company.

    IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company this 8th day of February 20ll.

PEGASUS TEL, INC.

By: /s/Joseph C. Passalaqua
Name: Joseph C. Passalaqua
Title: Chief Financial Officer, Secretary